For More Information
    Contact:  James F. Oliviero
    KSW, Inc.,
    (718) 340-1409
    joliviero@ksww.com

                              FOR IMMEDIATE RELEASE
                              ---------------------

            KSW, INC'S SECOND QUARTER REVENUE UP 13.9% TO $22 MILLION
            ---------------------------------------------------------

      EPS Reaches 17 Cents in Second Quarter, 30 Cents for First Half Year
      --------------------------------------------------------------------

         KSW Awarded $70 Million in New Contracts Since January 1, 2008
         --------------------------------------------------------------

Long Island City, New York - August 4, 2008 - KSW, Inc. (NASDAQ GM: KSW), and its subsidiary KSW Mechanical Services, Inc., collectively the "Company," a New York-based installer of heating, ventilation, air conditioning (HVAC) and process piping systems and provider of value engineering services, today announced financial results for the second quarter and first half 2008.

Financial Highlights for the quarter ended June 30, 2008 include:

    o Total revenue increased 13.9% in second quarter 2008 to $22 million as compared to $19.3 million in second quarter 2007;

    o Net income in second quarter 2008 was $1.1 million, or $0.17 per basic and fully diluted shares, up from $860,000, or $0.14 per basic and fully diluted shares in the same period of the prior year;

    o  Backlog set a record at $139.1 million as of June 30, 2008;

    o  As  of June  30,  2008, cash,  cash  equivalents and  marketable   equity
       securities totaled $17.9 million;

    o On April 30, 2008, the Company's Board of Directors declared a cash dividend of 20 cents per share. The aggregate amount of the dividend was $1.26 million, and was paid on June 17, 2008 to shareholders of record as of May 26, 2008.

Financial Highlights for the six months ended June 30, 2008 include:

    o Total revenues increased by $5.2 million, or 13.9%, to $42.5 million, as compared to $37.3 million for the six months ended June 30, 2007;

    o Net income rose to $1.9 million, or $0.31 per share-basic and $0.30 per share-diluted, as compared to net income of $1.76 million, or $0.29 per share-basic and $0.28 per share-diluted for the six months ended June 30, 2007;

    o  Since January 1, 2008, KSW has been awarded $70 million in new contracts.

Chairman of the Board Floyd Warkol commented, "KSW's revenues rose this quarter as work began on previously delayed jobs. We have added $70 million in new contracts since January 1, 2008, and demand for our expertise remains strong. KSW continues to look for new projects, but our strategy calls for us to be selective in the jobs we bid. We look for projects where our value engineering services can provide significant cost savings to our clients."

KSW currently has over 20 projects underway in New York City, including the Trump International Hotel and Tower in Manhattan's Soho area, the 52 story luxury rental and hotel building at 839 Sixth Avenue in Manhattan, the New York Presbyterian Hospital's Cardiovascular Center in upper Manhattan, and Mount Sinai's Center for Science and Medicine, where KSW has been selected as the HVAC Trade Manager for pre-construction services.

                    KSW, INC. SELECTED FINANCIAL INFORMATION
                 (in thousands, except share and per share data)

                                                  Three Months Ended June 30, 2008       Three Months Ended June 30, 2007
                                                  --------------------------------       --------------------------------
Revenues                                                          $    21,998                           $    19,320

Gross profit                                                            3,162                                 2,808

Net income                                                        $     1,074                           $       860

    Earnings per common share:

Basic                                                             $      0.17                           $      0.14
Diluted                                                           $      0.17                           $      0.14

Weighted average common shares
outstanding:                                                        6,284,325                             6,142,825
  Basic                                                             6,340,461                             6,254,400
  Diluted

                                                    Six Months Ended June 30, 2008         Six Months Ended June 30, 2007
                                                    ------------------------------         ------------------------------

Revenues                                                          $    42,489                           $    37,311

Gross profit                                                      $     5,479                           $     5,298

Net income                                                        $     1,914                           $     1,758

         Earnings per common share:

Basic                                                             $      0.31                           $      0.29
Diluted                                                           $      0.30                           $      0.28

Weighted average common shares
outstanding:
  Basic                                                             6,271,552                             6,115,000
  Diluted                                                           6,330,019                             6,226,425

About KSW

KSW, Inc., through its wholly-owned subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center, and the Mount Sinai Center for Science and Medicine where the Company is currently performing pre-construction services.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, those detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward -looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.